Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13G with respect to the shares of Class A Common Stock, of Inspire Veterinary Partners, Inc., dated as November 10, 2023, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: November 10, 2023

/s/ Michelle Bartus
Michelle Bartus

/s/ Peter Nelson
Peter Nelson